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                                  EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                  AMGEN INC.


          Amgen Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

          FIRST: That a resolution was duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, as amended, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed amendment states that the first paragraph of the Fourth Article of the Restated Certificate of Incorporation of the Corporation, as amended, be, and it hereby is, amended to read in full as follows:

               "FOURTH: This corporation is authorized to issue two (2) classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares which this corporation is authorized to issue is One Billion Five Hundred and Five Million (1,505,000,000) shares, of which Five Million (5,000,000) shares shall be Preferred Stock and One Billion Five Hundred Million (1,500,000,000) shares shall be Common Stock, all with a par value of $.0001."

          SECOND: That, thereafter, pursuant to a resolution of the Board of Directors, the officers of the Corporation solicited the vote of the stockholders thereof at the Annual
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Meeting of Stockholders in favor of the amendment, and the stockholders of the
Corporation approved the amendment by a majority of the outstanding stock entitled to vote thereon.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

          FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

          IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by George A. Vandeman, its Senior Vice President, Corporate Development, General Counsel and Secretary, this 6th day of May, 1999.


                                 /s/ George A. Vandeman
                                 ------------------------------------------
                                 George A. Vandeman, Senior Vice President,
                                 Corporate Development, General Counsel
                                 and Secretary

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